Exhibit 5

May 24, 2006

Board of Directors

CoBiz Inc.

821 Seventeenth Street

Denver, Colorado 80202

Ladies and Gentlemen:

We have acted as counsel for CoBiz Inc. (the “Company”) in connection with the Registration Statement under the Securities Act of 1933 on Form S-8 relating to the registration of 1,250,000 shares of the Company’s common stock, $0.01 par value (“common stock”), which may be issued pursuant to the Company’s 2005 Equity Incentive Plan (the “Plan”).

In connection with the opinion expressed below, we have made such factual inquiries and have examined or caused to be examined such questions of law as we have considered necessary or appropriate for the purpose of such opinion. On the basis of such inquiries and examinations, it is our opinion that any shares of common stock hereafter issued pursuant to the Plan have been duly authorized and, when issued and paid for as provided in the Plan, will be validly issued, fully paid and nonassessable.

We consent to the filing of this opinion as an exhibit to the Registration Statement referred to above and to the reference to our firm under the heading “Legal Matters” in the re-offer and re-sale Prospectus included in the Registration Statement. By so consenting, we do not admit that we are experts with respect to any portion of the Registration Statement so as to require such consent.

Very truly yours,

/s/ Sherman & Howard L.L.C.
Sherman & Howard L.L.C.